PROSPECTUS SUPPLEMENT #3 DATED SEPTEMBER 29, 1995
                       				   TO
		                 PROSPECTUS DATED APRIL 17, 1995

	                       Great Bay Power Corporation


     This Prospectus Supplement includes the attached Quarterly
Report on Form 10-Q of Great Bay Power Corporation (the "Company") for the quarter ended June 30, 1995 previously filed by the Company with the Securities and Exchange Commission.



                			  MANAGEMENT

Executive Employment Agreement

     Effective August 1, 1995 (the "Commencement Date"), Frank W. Getman, Jr. commenced employment with the Company and entered in to an Employment Agreement (the "Employment Agreement") pursuant to which he agreed to serve as Vice President, General Counsel and Secretary through August 1, 1998.
The Employment Agreement provides for an annual salary of $100,000 and contains non-competition and non-solicitation provisions. In addition, the Company loaned to Mr. Getman the aggregate principal amount of $75,000, such amount to be forgiven in equal installments of $25,000 on each of the first, second and third anniversaries of the Commencement Date, so long as Mr. Getman remains employed by the Company. In the event that Mr. Getman's employment is terminated for cause (as defined in the Employment Agreement) or by Mr. Getman, he has agreed to repay to the Company the outstanding principal amount of such loan at such time, less any amounts forgiven by the Company, plus interest accrued on such adjusted principal amount from the Commencement Date at an interest rate of 6% per year. If Mr. Getman is terminated for other reasons, (i) Mr. Getman will be entitled to receive an amount in cash equal to his salary from the termination date through the expiration date of the Employment Agreement, (ii) the full amount of the full amount of the loan will be forgiven, (iii) all outstanding options shall become immediately exercisable, and (iv) the non-competition and non-solicitation covenants shall not apply.


     Pursuant to the Employment Agreement, Mr. Getman was also granted an incentive stock option to purchase 75,000 shares of Common Stock, at an exercise price of $8.50 per share, under the Company's 1995 Stock Option Plan. The option vests with respect to 35,000 shares on the first anniversary of the Commencement Date and with respect to an additional 20,000 shares on each of the second and third anniversaries of the Commencement Date. Pursuant to a contingent stock appreciation right provision contained in the option agreement relating to this option, if the stockholders do not approve the Plan and authorize for issuance additional shares of Common Stock before April 24, 1996, then the Company will be required to pay to Mr. Getman in cash an amount equal to the excess, if any, of the fair market value per share of the Common Stock on April 24, 1996 over the fair market value of the Common Stock on the date of grant multiplied by 75,000. Any such payment will be in complete substitution of such incentive stock option.

     In the event that Mr. Getman's employment with the Company terminates in connection with a "Change in Control" (as defined in the Employment Agreement), (i) Mr. Getman is entitled to receive in cash an amount equal to the greater of the sum of his annual salary from the date of termination until the date of expiration of the Employment Agreement or twice his annual salary (excluding loan forgiveness) at the date of such Change in Control; (ii) the outstanding loan amount, to the extent not forgiven, shall be immediately forgiven; and (iii) all outstanding options held by him will become immediately exercisable.


     Prior to joining the Company, Mr. Getman, age 31, was an attorney with the law firm of Hale and Dorr, Boston, Massachusetts. Mr. Getman received his J.D. and M.B.A. degrees from Boston College in 1991 and a B.A. in Political Science from Tufts University in 1987.



          	      PRINCIPAL AND SELLING STOCKHOLDERS



     The following table updates certain information with respect to beneficial ownership of the Company's outstanding Common Stock as presented in the Prospectus by (i) the Company's executive officers,
(ii) all current directors and executive officers of the Company as a group, (iii) certain persons known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock who have acquired or disposed of shares of outstanding Common Stock of the Company since March 22, 1995, and (v) each Selling Stockholder who has acquired or disposed of shares of outstanding Common Stock of the Company since March 22, 1995. The following information is current as of July 31, 1995.





	               Shares Beneficially
                          Owned as of
	                      July 31, 1995 (1)         Number of
         	          Number            Percent    Shares Offered

5% Stockholders

Elliott Associates, L.P.  1,211,161(2)(3)     15.1%       1,211,161
 712 Fifth Avenue
 36th Floor
 New York, NY 10019

Omega Capital             1,031,760(2)(4)     12.9%       1,031,760
 Partners, L.P.
  Wall Street Plaza
  88 Pine Street
  New York, NY 10005

Siegler, Collery & Co.      896,000           11.2%               0
 712 Fifth Avenue
 New York, NY 10019

Omega Institutional         883,720(2)(4)     11.1%         883,720
 Partners, L.P.
 Wall Street Plaza
 88 Pine Street
 New York, NY 10005

Omega Advisors, Inc.        795,020(2)(4)(5)   9.9%         795,020
 Wall Street Plaza
 88 Pine Street
 New York, NY 10005

Omega Overseas              382,460(2)(4)(6)   4.8%         382,460
 Partners, L.P.
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Other Selling Stockholders

Westgate International, L.P. 287,212(2)(3)     3.6%         287,212
 c/o Midland Bank Trust
 Corporation (Cayman) Ltd.
 P.O. Box 1109 Mary Street
 Grand Cayman
 Cayman Islands
 British West Indies

The Common Fund             224,120(2)(4)(6)   2.8%         224,120
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Manchester Securities Corp. 222,157(2)(3)      2.8%         222,157
 712 Fifth Avenue
 36th Floor
 New York, NY 10019

Goldman Sachs & Co.          78,400(2)(4)(6)   1.0%          78,400
 Profit Sharing
 Master Trust
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Omega Overseas               57,380(2)(4)(6)   0.7%          57,380
 Partners II, Ltd.
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Haussman Holdings, N.V.      52,660(2)(4)(6)   0.7%          52,660
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Directors and Executive
Officer

Kenneth A. Buckfire           1,000              *                0

Walter H. Goodenough          1,000              *                0

Andrew J. Kurtz           1,720,530(7)        15.1%       1,720,530

John A. Tillinghast           1,000              *                0

Frank W. Getman, Jr.              0              0                0

All directors and
executive officer
as a group
 (5 individuals)          1,214,161           15.2%       1,211,1 61





               			    Shares to be Beneficially Owned
                               After Offering (1)
                               Number    Percent

5% Stockholders

Elliott Associates, L.P.        0          0
 712 Fifth Avenue
 36th Floor
 New York, NY 10019

Omega Capital                   0          0
 Partners, L.P.
 Wall Street Plaza
 88 Pine Street
 New York, NY 10005

Siegler, Collery & Co.    896,000       11.2%
 712 Fifth Avenue
 New York, NY 10019

Omega Institutional             0          0
 Partners, L.P.
 Wall Street Plaza
 88 Pine Street
 New York, NY 10005

Omega Advisors, Inc.            0          0
 Wall Street Plaza
 88 Pine Street
 New York, NY 10005

Omega Overseas                  0          0
 Partners, L.P.
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Other Selling Stockholders

Westgate International, L.P.    0          0
 c/o Midland Bank Trust
 Corporation (Cayman) Ltd.
 P.O. Box 1109 Mary Street
 Grand Cayman
 Cayman Islands
 British West Indies

The Common Fund                 0          0
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Manchester Securities Corp.     0          0
 712 Fifth Avenue
 36th Floor
 New York, NY 10019

Goldman Sachs & Co.             0          0
 Profit Sharing
 Master Trust
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Omega Overseas                  0          0
 Partners II, Ltd.
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Haussman Holdings, N.V.         0          0
 c/o Omega Advisors, Inc.
 88 Pine Street
 New York, NY 10005

Directors and Executive
Officer

Kenneth A. Buckfire         1,000          *

Walter H. Goodenough        1,000          *

Andrew J. Kurtz                 0          0

John A. Tillinghast         1,000          *

Frank W. Getman, Jr.            0          0

All directors and
executive officer
as a group
 (5 individuals)            3,000          *

____________________________________

*   Less than one percent.



(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(2) Excludes pro rata portion of up to 480,000 Escrow Shares currently held by a disbursing agent in an Escrow Fund pursuant to the Investor Settlement Agreement. On or after November 23, 1995, such Escrow Shares will be delivered to the Selling Stockholders or certain former creditors of the Company. The disbursing agent is required to vote the Escrow Shares in the same proportion as such former creditors of the Company vote the shares of Common Stock issued to them pursuant to the Reorganization Plan. If all 480,000 shares were issued pro rata (based on the number of shares purchased in the Reorganization Plan Equity Financing) to the Selling Stockholders, the Shares Beneficially Owned Prior to Offering and Number of Shares Offered, for each of the Selling Stockholders (instead of the amounts reflected in the table), would be as follows: Elliott Associates, L.P. (1,321,661); Omega Capital Partners, L.P. (1,170,136); Omega Institutional Partners, L.P. (981,512); Omega Advisors, Inc. (920,852); Omega Overseas Partners, L.P. (456,156); Westgate International, L.P. (294,712); The Common Fund (248,032); Manchester Securities Corp. (222,157); Goldman Sachs & Co. Profit Sharing Master Trust (86,240); Omega Overseas Partners II, Ltd. (125,048) and Haussman Holdings, N.V. (61,676). Certain Selling Stockholders have acquired from certain former creditors of the Company the right to receive a
     portion of any Escrow Shares that are         issued to such
     former creditors of the Company. If all 480,000 Escrow Shares were issued pro rata (based on the number of shares issued pursuant to the Reorganization Plan) to such former creditors of the Company, the Shares Beneficially Owned Prior to Offering and Number of Shares Offered, for each of the following Selling
     Stockholders (instead of the    amounts reflected in the table),
     would be as follows: Elliott Associates, L.P. (1,229,895); Westgate International, L.P. (296,036); and Manchester
     Securities Corp. (261,361).  See   "Business -Reorganization
     Plan and Reorganization Plan Equity Financing."

(3) Paul E. Singer, either directly or indirectly, may be deemed to control each of these entities. Elliott Associates, L.P. and Westgate International, L.P. may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Elliott
     Associates, L.P. may be deemed to beneficially own the shares owned by Manchester Securities Corp.

(4) These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(5) Consists of shares of Common Stock held by the following entities: Omega Overseas Partners, L.P. (382,460 shares), The Common Fund (224,120 shares), Goldman Sachs & Co. Profit Sharing Master Trust (78,400 shares), Omega Overseas Partners II, Ltd. (57,380 shares) and Haussman Holdings, N.V. (52,660 shares). Omega Advisors, Inc. has sole power to vote and sole power to dispose of all shares of Common Stock of the Company held by Omega Overseas Partners, Ltd. and Omega Overseas Partners II, Ltd. Omega Advisors, Inc. has shared power to vote and to dispose with respect to all shares of Common Stock held by each of The Common Fund, Haussman Holdings, N.V. and Goldman Sachs & Co. Profit Sharing Master Trust.

(6) Represents shares attributed to Omega Advisors, Inc. See note (5) above.

(7)  Represents shares held by Elliott Associates, L.P.,
     Westgate International, L.P. and      Manchester Securities
     Corp., stockholders of the Company. Mr. Kurtz is a director of Elliott Associates, L.P., shares voting and investment power with respect to the shares of Common Stock held by Elliott Associates, L.P., Westgate International, L.P. and Manchester Securities Corp., and disclaims beneficial ownership of all shares owned by each of such stockholders.